Exhibit 5.1

Thomas J. Craft, Jr., Esq. 5420 North Ocean Blvd. Suite 2102

Singer Island, FL 33404

Phone: 561-317-7036 - Fax: 561-848-2279

February 17, 2015

Global Technologies Corp.

Maale Amos 40

Maale Amos, 90966 Israel

Board of Directors:

You have requested my opinion, as counsel, with respect to certain matters in connection with the filing by Global Technologies Corp., Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an self-underwritten public offering (the “Offering”) of up to 1,000,000 shares of the Company’s common stock, par value $0.0001 (the “Shares”) to be sold by the Company.

In connection with this opinion, I have examined and relied upon: (i) the Registration Statement and related Prospectus; (ii) the Company’s Certificate of Incorporation and Bylaws, as currently in effect as of the date hereof; and (iii) the originals or copies certified to my satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the conformity to originals of all documents submitted to me as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except I have not assumed the due execution and delivery by the Company of any such documents). As to certain factual matters, I have relied upon representations of the Company's executive officer and have not sought independently to verify such matters.

My opinion is expressed only with respect to the General Corporation Law of the State of Delaware. I express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. I am not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued against payment in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully-paid and non-assessable.

I consent to the reference to my firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

By: /s/ Thomas J. Craft, Jr.
Thomas J. Craft, Jr. Esq.